Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	978-619-1300
Wednesday July 27, 2016		Michael T. Prior
Chief Executive Officer

Justin D. Benincasa
Chief Financial Officer

ATN Reports

Second Quarter and Six Month 2016 Results

Second Quarter 2016 Financial Highlights:

•                  Revenues: $100.0 million

•                  Adjusted EBITDA(1): $34.3 million

•                  Operating loss: $5.4 million includes $23.2 million of special charges

•                  Net loss attributable to ATN’s stockholders: $3.1 million, or $0.19 per share inclusive of special charges and a bargain purchase gain of $7.3 million

•                  Cash flow from operating activities: $50.7 million for the first six months of 2016

Beverly, MA (July 27, 2016) — ATN (NASDAQ: ATNI), today reported results for the second quarter and six months ended June 30, 2016. Unless otherwise indicated, the discussion of the Company’s results is focused on its continuing operations, and comparisons are to the same period in the prior year.  The Company recently changed its segment reporting structure and an unaudited recast of financial information for the last eight quarterly periods can be found in the Company’s Form 8-K filing, dated April 12, 2016.

Second Quarter 2016 Financial Results and Business Review

“We completed several key elements of our strategic plan in the second quarter, strengthening and broadening our domestic and international telecom services and expanding our renewables business,” said Michael Prior, Chief Executive Officer. “While the net effect of the transactional and restructuring charges related to these activities reduced our reported financial results for the period, these actions and transactions have created important platforms for us to build value and generate significant returns over the long term.

“In U.S. Telecom, we were able to make additional progress within our wholesale wireless business on re-pricing and extending terms with our major carrier customers, supporting our previous guidance for U.S. Telecom revenues and Adjusted EBITDA margin for full year 2016.  In addition, we recently began a review of strategic alternatives for our U.S. Wireline business in the Northeast.  Given that exercise, as well as recent consolidation, the competitive environment and other activity in that market, we concluded that the assets of this business were overvalued.  As a result, we recorded an impairment charge this quarter to write down the value of these assets.

“In International Telecom, we significantly expanded our business with the completion of the KeyTech Bermuda combination in early May, and the purchase of the Innovative group in the U.S. Virgin Islands that closed in July. Both of these transactions strengthen our position in markets we know well, provide revenue synergy potential and opportunities to improve operating efficiencies.

“Our renewable energy business generated revenue and cash flows a bit ahead of our expectations. In India, we have staffed up quickly and now expect to have our first 10 MW facility operational around the end of the third quarter, with additional facilities coming on line soon thereafter, “ Mr. Prior noted.

Second quarter 2016 revenues were $100.0 million, an 11% increase from the $90.3 million reported for the second quarter of 2015. Revenue growth resulted primarily from a 34% increase in our International Telecom segment revenues. Adjusted EBITDA(1) for the second quarter was $34.3 million, 15% below the prior year resulting primarily from the anticipated decline in U.S Telecom.

The Company incurred an operating loss for the second quarter of $5.4 million compared to last year’s operating income of $28.7 million in the same period.  The operating loss for this period resulted from $23.2 million in special charges, which included $10.4 million of acquisition related transaction costs. A significant portion of these costs are related to payments made as part of the acquisition consideration of our India renewable energy platform and a lesser amount related to the KeyTech Bermuda combination.  We expect to incur additional transaction-related charges in the third quarter of 2016 of between $1.0 and $2.0 million primarily associated with the early July closing of our acquisition of Caribbean Asset Holdings LLC, the holding company for the Innovative group of companies operating cable TV, Internet and landline services primarily in the U.S. Virgin Islands.

Also contributing to the second quarter 2016 operating loss was a non-cash $11.1 million charge for the impairment of goodwill and other assets of our U.S. Telecom wireline business and $1.8 million in restructuring charges as part of the integration of our businesses in Bermuda.

Net loss attributable to ATN’s stockholders for the second quarter was $3.1 million or $0.19 per share, compared with the prior year net income attributable to ATN’s stockholders of $9.5 million, or $0.59 per diluted share. The loss was due to the previously-mentioned current year charges for transaction-related activities, impairments of intangible and other assets and restructuring, partially offset by a bargain purchase gain of $7.3 million as part of our acquisition of KeyTech Limited.

Revenues for the first six months of 2016 were $189.7 million, an 8% increase from the $175.7 million reported for the same period of 2015.   Adjusted EBITDA(1) for the first six months of 2016 was $68.4 million, down 8% from the prior year.  Operating income of $10.5 million for the first six months of 2016 declined from the prior year’s $47.9 million, and net income attributable to ATN’s stockholders was $3.0 million or $0.19 per diluted share, compared with the prior year’s $6.2 million, or $0.38 per diluted share.

Second Quarter 2016 Operating Highlights

The Company has three reportable segments: (i) U.S. Telecom; (ii) International Telecom; and (iii) Renewable Energy, consistent with how management views the structure and manages business operations in 2016.

(1)  See Table 4 for reconciliation of Net Income (Loss) to Adjusted EBITDA.

U.S. Telecom

U.S. Telecom revenues consist of wireless revenues from our voice and data wholesale roaming operations and our smaller retail operations in the southwestern U.S. states and wireline revenues from our wholesale transport operations in the Northeastern United States.  Total U.S. Telecom segment revenues were $43.9 million in the second quarter of 2016, a 7% decrease from the $47.5 million reported in the second quarter of 2015.  U.S. Wireless revenues declined 6% to $37.7 million compared with $40.1 million in the prior year quarter, due mostly to lower wholesale roaming rates, partially offset by growth in data traffic volume.   U.S. Wireline revenues were $5.8 million, down from the $6.7 million in the prior year due to a drop in our wholesale long-distance voice service revenue.  The Company ended the second quarter of 2016 with 905 domestic base stations in service compared to 840 at the end of last year’s second quarter.

U.S. Telecom Adjusted EBITDA(1) of $21.5 million in the second quarter of 2016 represented a 17% decrease compared to the prior year’s $26.0 million.  This decrease was due in part to lower wholesale wireless revenues in the current year quarter and increased direct expenses associated with our retail wireless operations.  In addition, the prior year benefited from expense offsets related to a transition services agreement associated with the sale of a subsidiary.

For full year 2016, we reaffirm our expectation that revenue for our U.S. Telecom segment will range from $165 million to $175 million and Adjusted EBITDA(1) margin will be in the mid-40s%.

International Telecom

International Telecom consists of a broad range of information and communications services including wireline and wireless data, internet, voice and media service revenues from our operations in Bermuda and the Caribbean including the USVI. International Telecom revenues were $50.4 million in the second quarter of 2016, a 34% increase from the $37.6 million reported in the second quarter of 2015.  The increased revenues are the result of our acquisition of KeyTech during the quarter which added $14.0 million for the two months of operations in the quarter.

International Telecom Adjusted EBITDA(1) of $15.4 million in the second quarter declined 8% from $16.7 million in the prior year, reflecting increased targeted promotional marketing spend in Guyana, partially offset by the favorable impact of the KeyTech acquisition.  We expect Adjusted EBITDA for this segment to increase substantially in the third quarter as a result of a full quarter of KeyTech results and the addition of the U.S. Virgin Islands acquisition for the full quarter.

Renewable Energy

Renewable energy segment revenues are generated principally by the sale of energy and solar renewable energy credits from our 28 commercial solar projects in the United States.  For the second quarter of 2016, revenues from our renewable energy business were $5.7 million, up 7% from the $5.3 million in the prior year mostly due to better than expected production and certain contract escalations taking effect.  Renewable Energy Adjusted EBITDA(1)  of $3.8 million in the second quarter declined 2% from $3.9 million in the prior year.  The decline in Adjusted EBITDA reflects operating expenses associated with the building of our India operations and platform and we still are targeting having a total of approximately 50 MWs of solar production facilities in India operational in the first quarter of 2017.

Reportable Operating Segments

Financial data on our reportable operating segments for the three months ended June 30, 2016 and 2015 are as follows (in thousands):

For the three months ended June 30, 2016:

	U.S. Telecom	International Telecom	Renewable Energy	Reconciling Items	Total

Revenue
Wireless	$37,655	$19,433	$—	$—	$57,088
Wireline	5,811	28,165	—	—	33,976
Renewable Energy	—	—	5,562	—	5,562
Equipment and Other	480	2,765	120	—	3,365
Total Revenue	$43,946	$50,363	$5,682	$—	$99,991

Adjusted EBITDA	21,482	15,420	3,809	(6,368)	34,343

Operating Income (Loss)	4,797	1,955	(3,618)	(8,526)	(5,392)

For the three months ended June 30, 2015:

	U.S. Telecom	International Telecom	Renewable Energy	Reconciling Items	Total

Revenue
Wireless	$40,103	$20,223	$—	$—	$60,326
Wireline	6,679	15,410	—	—	22,089
Renewable Energy	—	—	5,290	—	5,290
Equipment and Other	698	1,923	—	—	2,621
Total Revenue	$47,480	$37,556	$5,290	$—	$90,326

Adjusted EBITDA	25,956	16,731	3,895	(6,064)	40,518

Operating Income (Loss)	23,122	10,332	2,691	(7,413)	28,732

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents at June 30, 2016 were $352.3 million.  In addition, the Company held $6.6 million of restricted cash primarily related to our renewable energy business.  Net cash provided by operating activities was $50.7 million for the first six months of 2016, compared with net cash provided by operating activities of $81.1 million for the first six months of 2015.  The decrease in net cash provided by operating activities is due to the impact of lower operating income in the first six months of 2016, including the transaction and restructuring charges along with changes in accrued taxes and other working capital items.  Capital expenditures were $42.7 million for the first six months of 2016, and the Company expects full year 2016 capital expenditures for its Telecom businesses, including the recent Bermuda and USVI acquisitions, to be in the range of $80 million to $95 million, which includes an additional $20 million to $25 million for post-acquisition network investments in Bermuda and the USVI.   In addition, capital expenditures for Renewable Energy are still expected to be in the range of $40 million to $50 million.

Conference Call Information

ATN will host a conference call on Thursday, July 28, 2016 at 9:30 a.m. Eastern Time (ET) to discuss its second quarter 2016 results. The call will be hosted by Michael Prior, President and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer. The dial-in numbers are US/Canada: (877) 734-4582 and International: (678) 905-9376, conference ID 50221899. A replay of the call will be available at ir.atni.com beginning at 1:00 p.m. (ET) on Thursday, July 28, 2016.

About ATN

ATN International (Nasdaq:ATNI), headquartered in Beverly, Massachusetts, provides telecommunications services to rural, niche and other under-served markets and geographies in the United States, Bermuda and the Caribbean and owns and operates solar power systems in select locations in the United States and India. Through our operating subsidiaries, we (i) provide both wireless and wireline connectivity to residential and business customers, including a range of mobile wireless solutions, local exchange services and broadband internet services, (ii) provide distributed solar electric power to corporate, utility and municipal customers and (iii) are the owner and operator of terrestrial and submarine fiber optic transport systems. For more information, please visit www.atni.com.

Cautionary Language Concerning Forward Looking Statements

This press release contains forward-looking statements relating to, among other matters, our future financial performance and results of operations; the competitive environment in our key markets, demand for our services and industry trends; the outcome of regulatory matters; the pace of our network expansion and improvement, including our level of estimated future capital expenditures and our realization of the benefits of these investments; and management’s plans and strategy for the future. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results.  Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1)  the general performance of our operations, including operating margins, revenues, and the future growth and retention of our subscriber base and consumer demand for solar power; (2) government regulation of our businesses, which may impact our FCC and other telecommunications licenses or our renewables business; (3) economic, political and other risks facing our operations; (4) our ability to maintain favorable roaming arrangements; (5) our ability to efficiently and cost-effectively upgrade our networks and IT platforms to address rapid and significant technological changes in the telecommunications industry; (6) the loss of or an inability to recruit skilled personnel in our various jurisdictions, including key members of management; (7) our ability to find investment or acquisition or disposition opportunities that fit our strategic goals for the Company; (8) increased competition; (9) our ability to operate in the renewable energy industry; (10) our reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure; (11) the adequacy and expansion capabilities of our network capacity and customer service system to support our customer growth; (12) the occurrence of weather events and natural catastrophes; (13) our continued access to capital and credit markets; (14) our ability to realize the value that we believe exists in our businesses. These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 29, 2016 and the other reports we file from time to time with the SEC.  The Company undertakes no obligation and has no intention to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this news release also contains non-GAAP financial measures. Specifically, ATN has presented an Adjusted EBITDA measure and a net income measure exclusive of the results of loss on the deconsolidation of subsidiaries. Adjusted EBITDA is defined as net income attributable to ATN stockholders before income from discontinued operations, bargain purchase gain, impairment of long-lived assets, restructuring charges, interest, taxes, depreciation and amortization, transaction-related charges, other income or expense, and net income attributable to non-controlling interests. Net income attributable to ATN stockholders excluding loss on deconsolidation of subsidiary and the related earnings per diluted share is defined as net income attributable to ATN stockholders less the loss and tax impact of the deconsolidation of the subsidiary.  The Company believes that the inclusion of these non-GAAP financial measures helps investors gain a meaningful understanding of the Company’s core operating results and enhances comparing such performance with prior periods. ATN’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods. The non-GAAP financial measures included in this news release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Reconciliations of these non-GAAP financial measures used in this news release to the most directly comparable GAAP financial measure is set forth in the text of, and the accompanying tables to, this press release.

Table 1

ATN International, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in Thousands)

	June 30,	December 31,
	2016	2015
Assets:
Cash and cash equivalents	$352,258	$392,045
Restricted cash	1,430	824
Other current assets	81,223	75,623

Total current assets	434,911	468,492

Long-term restricted cash	5,161	5,477
Property, plant and equipment, net	486,729	373,503
Goodwill and other intangible assets, net	95,168	90,043
Other assets	23,415	7,489

Total assets	$1,045,384	$945,004

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$5,933	$6,284
Taxes payable	14,144	9,181
Other current liabilities	81,542	68,890

Total current liabilities	101,619	84,355

Long-term debt, net of current portion	$57,525	$26,575
Deferred income taxes	36,631	45,406
Other long-term liabilities	44,178	26,944

Total long-term liabilities	138,334	98,925

Total liabilities	239,953	183,280

Total ATN International, Inc.’s stockholders’ equity	670,666	680,299
Non-controlling interests	134,765	81,425

Total equity	805,431	761,724

Total liabilities and stockholders’ equity	$1,045,384	$945,004

Table 2

ATN International, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in Thousands, Except per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues:
Wireless	$57,088	$60,326	$115,965	$117,341
Wireline	33,976	22,089	56,421	42,681
Renewable energy	5,562	5,290	11,151	10,579
Equipment and other	3,365	2,621	6,139	5,069
Total revenue	99,991	90,326	189,676	175,670

Operating expenses:
Termination and access fees	25,197	19,525	46,110	39,723
Engineering and operations	8,907	8,363	18,745	16,020
Sales, marketing and customer service	7,073	4,895	12,227	10,156
Equipment expense	4,063	2,833	7,322	6,661
General and administrative	20,408	14,192	36,828	28,502
Transaction-related charges	10,410	137	14,065	316
Restructuring charges	1,785	—	1,785	—
Depreciation and amortization	16,493	14,472	31,047	29,223
Impairment of long-lived assets	11,076	—	11,076	—
Gain on disposition of long-lived assets	(29)	(2,823)	(29)	(2,823)
Total operating expenses	105,383	61,594	179,176	127,778

Operating income (loss)	(5,392)	28,732	10,500	47,892

Other income (expense):
Interest expense, net	(716)	(742)	(1,194)	(1,359)
Loss on deconsolidation of subsidiary	—	—	—	(19,937)
Bargain purchase gain	7,304	—	7,304	—
Other income (expense), net	(137)	36	(123)	61
Other expense, net	6,451	(706)	5,987	(21,235)

Income from continuing operations before income taxes	1,059	28,026	16,487	26,657
Income tax expense	2,945	13,008	7,576	12,521

Net income (loss) from continuing operations	(1,886)	15,018	8,911	14,136

Income from discontinued operations, net of tax	—	—	—	390

Net income (loss)	(1,886)	15,018	8,911	14,526
Net income attributable to non-controlling interests, net	(1,200)	(5,568)	(5,877)	(8,345)

Net income (loss) attributable to ATN International, Inc. stockholders	$(3,086)	$9,450	$3,034	$6,181

Basic net income (loss) per weighted average share attributable to ATN International, Inc. stockholders:
Income (loss) from continuing operations	$(0.19)	$0.59	$0.19	$0.36
Income from discontinued operations	—	—	—	0.02
Net income	$(0.19)	$0.59	$0.19	$0.38

Diluted net income (loss) per weighted average share attributable to ATN International, Inc. stockholders:
Income (loss) from continuing operations	$(0.19)	$0.59	$0.19	$0.36
Income from discontinued operations	—	—	—	0.02
Net income	$(0.19)	$0.59	$0.19	$0.38

Weighted average common shares outstanding:
Basic	16,145	16,038	16,118	15,988
Diluted	16,145	16,150	16,221	16,109

Table 3

ATN International, Inc.

Unaudited Condensed Consolidated Cash Flow Statement

(in Thousands)

	Six Months Ended June 30,
	2016	2015

Net income	$8,911	$14,526
Income from discontinued operations	—	(390)
Depreciation and amortization	31,047	29,223
Loss on deconsolidation of business	—	19,937
Bargain purchase gain	(7,304)	—
Gain on disposition of long-lived assets	(29)	(2,823)
Impairment of long-lived assets	11,076	—
Deferred income taxes	(8,775)	—
Change in prepaid and accrued income taxes	15,294	18,553
Change in other operating assets and liabilities	(3,462)	(1,681)
Other non-cash activity	3,962	3,197

Net cash provided by operating activities of continuing operations	50,720	80,542
Net cash provided by operating activities of discontinued operations	—	603
Net cash provided by operating activities	50,720	81,145

Capital expenditures	(42,727)	(28,031)
Acquisition of businesses and non-controlling interests, net of acquired cash of $8,320 and $6,571	(36,764)	(11,968)
Purchases of spectrum licenses, including deposits	(10,860)	—
Sale of short-term investments	—	5,873
Purchase of securities	(2,000)	—
Change in restricted cash	(290)	39,001
Other	1,424	—

Net cash provided by (used in) investing activities	(91,217)	4,875

Dividends paid on common stock	(10,311)	(9,267)
Distributions to non-controlling interests	(4,302)	(9,160)
Repayments of long-term debt - term loans	(4,759)	(2,997)
Investments made by minority shareholders	21,904	905
Other	(1,822)	88

Net cash provided by (used in) financing activities	710	(20,431)

Net change in cash and cash equivalents	(39,787)	65,589

Cash and cash equivalents, beginning of period	392,045	326,216

Cash and cash equivalents, end of period	$352,258	$391,805

Table 4

ATN International, Inc.

Reconciliation of Non-GAAP Measures

(In Thousands)

Reconciliation of Net Income (Loss) to Adjusted EBITDA for the Three Months Ended June 30, 2016 and 2015

	Three Months Ended June 30, 2016
	U.S. Telecom	International Telecom	Renewable Energy	Reconciling Items	Total
Net income (loss) attributable to ATN International, Inc. stockholders					$(3,086)
Net income attributable to non-controlling interests, net of tax					1,200
Income tax expense					2,945
Other income (expense)					137
Bargain purchase gain					(7,304)
Interest expense, net					716
Operating income (loss)	$4,797	$1,955	$(3,618)	$(8,526)	$(5,392)
Depreciation and amortization	5,609	8,209	1,207	1,468	16,493
Gain on disposition of long-lived asset	—	(29)	—	—	(29)
Impairment of long-lived assets	11,076	—	—	—	11,076
Restructuring charges	—	1,785	—	—	1,785
Transaction-related charges	—	3,500	6,220	690	10,410
Adjusted EBITDA	$21,482	$15,420	$3,809	$(6,368)	$34,343

	Three Months Ended June 30, 2015
	U.S. Telecom	International Telecom	Renewable Energy	Reconciling Items	Total
Net income (loss) attributable to ATN International, Inc. stockholders					$9,450
Net income attributable to non-controlling interests, net of tax					5,568
Income tax expense					13,008
Other income (expense)					(36)
Interest expense, net					742
Operating income (loss)	$23,122	$10,332	$2,691	$(7,413)	$28,732
Depreciation and amortization	5,657	6,399	1,204	1,212	14,472
Gain on disposition of long-lived asset	(2,823)	—	—	—	(2,823)
Transaction-related charges	—	—	—	137	137
Adjusted EBITDA	$25,956	$16,731	$3,895	$(6,064)	$40,518

Reconciliation of Net Income (Loss) to Adjusted EBITDA for the Six Months Ended June 30, 2016 and 2015

	Six Months Ended June 30, 2016
	U.S. Telecom	International Telecom	Renewable Energy	Reconciling Items	Total
Net income (loss) attributable to ATN International, Inc. stockholders					$3,034
Net income attributable to non-controlling interests, net of tax					5,877
Income tax expense					7,576
Other income (expense)					123
Bargain purchase gain					(7,304)
Interest expense, net					1,194
Operating income (loss)	$21,579	$9,655	$(3,555)	$(17,179)	$10,500
Depreciation and amortization	11,229	14,586	2,415	2,817	31,047
Gain on disposition of long-lived asset	—	(29)	—	—	(29)
Impairment of long-lived assets	11,076	—	—	—	11,076
Restructuring charges	—	1,785	—	—	1,785
Transaction-related charges	—	3,500	9,191	1,374	14,065
Adjusted EBITDA	$43,884	$29,497	$8,051	$(12,988)	$68,444

	Six Months Ended June 30, 2015
	U.S. Telecom	International Telecom	Renewable Energy	Reconciling Items	Total
Net income (loss) attributable to ATN International, Inc. stockholders					$6,181
Net income attributable to non-controlling interests, net of tax					8,345
Income tax expense					12,521
Other income (expense)					(61)
Income from discontinued operations, net of tax					(390)
Loss on deconsolidation of subsidiary					19,937
Interest expense, net					1,359
Operating income (loss)	$39,896	$16,520	$5,343	$(13,867)	$47,892
Depreciation and amortization	11,160	13,310	2,408	2,345	29,223
Gain on disposition of long-lived asset	(2,823)	—	—	—	(2,823)
Transaction-related charges	—	—	61	255	316
Adjusted EBITDA	$48,233	$29,830	$7,812	$(11,267)	$74,608

Table 5

ATN International, Inc.

Reconciliation of Non-GAAP Measures

(In Thousands)

Reconciliation of Net Income (loss) Attributable to ATN International, Inc. Stockholders and Earnings Per Share to Net Income (loss) Attributable to ATN International, Inc. Stockholders Excluding Loss on Deconsolidation of Subsidiary and Diluted Earnings Per Share for the Three Months Ended June 30, 2015 and 2016

Three Months Ended June 30, 2016

Total

Net loss attributable to ATN International, Inc. stockholders	$(3,086)

Adjustments: None	—

Net loss attributable to ATN International, Inc. stockholders excluding loss on deconsolidation of subsidiary	$(3,086)

Net loss per weighted average share attributable to ATN International, Inc. stockholder	$(0.19)

Adjustments: loss on deconsolidation of subsidiary	—

Net loss per weighted average share attributable to ATN International, Inc. stockholder excluding loss on deconsolidation of subsidiary	$(0.19)

Three Months Ended June 30, 2015

Total

Net income attributable to ATN International, Inc. stockholders	$9,450

Adjustments: None	—

Net income attributable to ATN International, Inc. stockholders excluding loss on deconsolidation of subsidiary	$9,450

Diluted net income per weighted average share attributable to ATN International, Inc. stockholder	$0.59

Adjustments: None	—

Diluted net income per weighted average share attributable to ATN International, Inc. stockholder excluding loss on deconsolidation of subsidiary	$0.59

ATN International, Inc.

Reconciliation of Non-GAAP Measures

(In Thousands)

Reconciliation of Net Income Attributable to ATN International, Inc Stockholders and Earnings Per Share to Net Income Attributable to ATN International, Inc Stockholders Excluding Loss on Deconsolidation of Subsidiary and Diluted Earnings Per Share for the Six Months ended June 30, 2015 and 2016

Six Months Ended June 30, 2016

Total

Net income attributable to ATN International, Inc. stockholders	$3,034

None	—

Net income attributable to ATN International, Inc. stockholders excluding loss on deconsolidation of subsidiary, net of tax	$3,034

Diluted net income per weighted average share attributable to ATN International, Inc. stockholder	$0.19

Adjustment for loss on deconsolidation	—

Diluted net income per weighted average share attributable to ATN International, Inc. stockholder excluding loss on deconsolidation of subsidiary	$0.19

Six Months Ended June 30, 2015

Total

Net income attributable to ATN International, Inc. stockholders	$6,181

Loss on deconsolidation of subsidiary	19,937

Net income attributable to ATN International, Inc. stockholders excluding loss on deconsolidation of subsidiary	$26,118

Diluted net income per weighted average share attributable to ATN International, Inc. stockholder	$0.38

Adjustments: None	1.24

Diluted net income per weighted average share attributable to ATN International, Inc. stockholder excluding loss on deconsolidation of subsidiary	$1.62